JOHN HANCOCK BOND TRUST	JOHN HANCOCK FUNDS III
JOHN HANCOCK CALIFORNIA TAX-FREE INCOME FUND	JOHN HANCOCK INVESTMENT TRUST
JOHN HANCOCK CAPITAL SERIES	JOHN HANCOCK INVESTMENT TRUST II
JOHN HANCOCK COLLATERAL TRUST	JOHN HANCOCK MUNICIPAL SECURITIES TRUST
JOHN HANCOCK CURRENT INTEREST	JOHN HANCOCK SOVEREIGN BOND FUND
JOHN HANCOCK FUNDS II	JOHN HANCOCK STRATEGIC SERIES

Supplement dated May 15, 2020 to the current statements of additional information of each series of the investment companies listed above, as applicable, as may be supplemented (collectively, the SAI)

Effective June 1, 2020, the mailing address for John Hancock Signature Services, Inc. will change to P.O. Box 219909,

Kansas City, MO 64121-9909. Accordingly, all references to P.O. Box 55913, Boston, MA 02205-5913 in the SAI will be replaced with the new address.

You should read this Supplement in conjunction with the SAI and retain it for future reference.